EXHIBIT 23.2

Independent Auditor’s Consent

The Board of Directors
GXS Corporation:

We consent to the use of our report dated June 10, 2003, with respect to the consolidated balance sheets of Global eXchange Services Limited as of December 31, 2001 and 2002, and the related consolidated statements of profit and loss accounts for each of the years in the three-year period ended December 31, 2002, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the adoption of FRS 19, “Deferred Tax” in the year ended December 31, 2002.

Yours faithfully,

/s/ KPMG Audit Plc
September 3, 2003